Exhibit 99.1
For Immediate Release
VNUS Medical Technologies Reports Fourth-Quarter 2005 Results:
$0.05 Earnings Per Share on $13.5 Million Net Revenues
21% Revenue Growth Year-over-Year
SAN JOSE, Calif.—March 1, 2006 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.
Net revenues for the fourth quarter were $13.5 million, an increase of 21% from $11.2 million for the corresponding quarter of 2004 and an increase of 12% from $12.1 million for the third quarter of 2005. Net revenue growth from the same period last year was driven principally by increased sales of proprietary disposable endovenous catheters and accessory products, as well as increased unit sales of the Company’s radiofrequency (RF) generators to hospitals and physicians for use in the VNUS Closure® procedure. The 12% increase in net revenues from the prior quarter was driven primarily by catheter sales in the U.S. and higher international sales.
Fourth-quarter net income was $776,000, a decrease of 23% from $1.0 million for the corresponding quarter of 2004 and a decrease of 53% from $1.7 million for the third quarter of 2005. Earnings per share for the fourth quarter were $0.05 on a fully diluted basis, compared with $0.07 for the fourth quarter of 2004 and with $0.11 for the third quarter ended September 30, 2005. The number of weighted average shares outstanding used in the fully diluted per-share calculation for the fourth quarter of 2005 was 15.4 million.
Net income for the fourth quarter of 2005 included the effect of a non-cash charge for stock-based compensation of $204,000. This compared with non-cash charges for stock-based compensation of $310,000 for the corresponding quarter of 2004 and $146,000 for the third quarter of 2005.
For 2005, the Company’s net revenues were $49.2 million, an increase of 29% from $38.2 million for 2004. Net income for 2005 was $5.4 million, or $0.35 per share on a fully diluted basis, compared with a net income for 2004 of $2.9 million, or $0.23 per share on a fully diluted basis. This represents an increase of 52% in earnings per share in 2005 from 2004. The number of weighted average shares outstanding used to calculate fully diluted net income per share for 2005 was 15.5 million and 12.4 million for 2004.

VNUS’ balance sheet at December 31, 2005 included cash, cash equivalents and short-term investments of $72.5 million. The Company generated approximately $3.8 million in net cash flows from operating activities during the year ended December 31, 2005.
“Our fourth-quarter results demonstrated good year-over-year growth of net revenues,” said VNUS President and Chief Executive Officer, Brian E. Farley. “Fourth quarter U.S. catheter sales grew strongly from our third quarter levels and international sales were also higher. Net income and earnings per share were within our expectations.” Farley continued, “The Company achieved a milestone in January of 2006 when it acquired exclusive distribution rights within the U.S. vascular surgery market to the U-Clip™ anastomotic device manufactured by Medtronic, Inc. The innovative U-Clip device will expand VNUS’ offerings within the vascular surgery market and provide potential sales and marketing synergies with our VNUS Closure® product line. A significant portion of our existing customers are vascular surgeons, and we believe that they will find the unique technology of the U-Clip device to be beneficial when they perform AV fistula and arterial bypass surgery. We expect to continue broadening our product offerings this year, consistent with our corporate vision to add vein and peripheral vascular products that produce differentiable clinical advantages and fit with our customer base.”
VNUS also announced today its business outlook for the first-quarter and full-year 2006.
Business Outlook
VNUS currently estimates that first-quarter 2006 net revenues will range from approximately $12.5 million to $12.9 million, reflecting historical seasonality in the first quarter of the year. Throughout 2006, the Company plans to continue to invest in its business by significantly expanding its research and development staff and activities, by investing in physician and consumer marketing programs, and by vigorously defending its intellectual property. Partially as a result of increases in these investments, VNUS currently estimates a first-quarter net loss, ranging from approximately $0.6 million to $1.0 million, or a loss of $0.04 to $0.06 per share on a fully diluted basis. These estimates include expenses associated with the implementation of SFAS 123(R) of approximately $150,000. The number of weighted average shares outstanding used to calculate estimated earnings per share for the first quarter is currently expected to range from approximately 15.5 million to 15.7 million.

VNUS estimates that full-year 2006 net revenues will range from approximately $57.0 million to $59.0 million, and net losses will range from approximately $2.5 million to $3.0 million, or a loss of $0.16 to $0.19 per share on a fully diluted basis. These estimates include expenses associated with the implementation of SFAS 123(R) of approximately $850,000. This outlook assumes approximately 15.5 million to 15.7 million weighted average shares outstanding for the full year.
Today’s Teleconference
VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PST / 5:00 p.m. EST. This call will be webcast live and as a replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4466391.
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward-Looking Statements
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as “expects,” “estimates” and “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts, the potential impact of adjustments that may be made to VNUS’ valuation allowance against deferred tax assets on this outlook, and the statements made by Mr. Farley. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 31, 2005 and its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2005. Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.
Contact:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 473-1199
ir@vnus.com
—Financial Statements Attached-

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$46,797	$68,566
Short-term investments	25,718	—
Accounts receivable, net	6,448	5,347
Inventories, net	2,915	1,644
Prepaid expenses and other current assets	1,265	677

Total current assets	83,143	76,234
Property and equipment, net	1,363	1,096
Other assets	833	642

Total assets	$85,339	$77,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,233	$1,242
Accrued liabilities	4,548	4,311

Total current liabilities	5,781	5,553
Other liabilities	36	111

Total liabilities	5,817	5,664

Stockholders’ equity:
Common stock	15	14
Additional paid-in capital	117,924	114,698
Deferred stock-based compensation	(2,544)	(1,231)
Accumulated deficit	(35,823)	(41,173)
Accumulated other comprehensive loss	(50)	—

Total stockholders’ equity	79,522	72,308

Total liabilities and stockholders’ equity	$85,339	$77,972

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$13,535	$11,186	$49,170	$38,166
Cost of revenues (1)	3,521	2,845	12,311	9,542

Gross profit	10,014	8,341	36,859	28,624

Operating expenses
Sales and marketing (1)	5,770	4,623	20,173	16,235
Research and development (1)	1,128	1,161	3,815	4,540
General and administrative (1)	2,981	1,867	9,025	5,200

Total operating expenses	9,879	7,651	33,013	25,975

Income from operations	135	690	3,846	2,649
Interest income and other income, net	575	340	1,779	439

Income before provision for taxes	710	1,030	5,625	3,088
Provision for income taxes	(66)	16	275	222

Net income	$776	$1,014	$5,350	$2,866

Net income per share
Basic	$0.05	$0.09	$0.37	$0.73
Diluted	$0.05	$0.07	$0.35	$0.23
Weighted average number of shares used in per share calculations
Basic	14,849	11,677	14,652	3,946
Diluted	15,445	14,897	15,466	12,368

(1)	Includes the following charges for stock-based compensation:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cost of revenues	$14	$26	$65	$90
Sales and marketing	90	158	264	525
Research and development	24	24	68	84
General administrative	76	102	279	352

	$204	$310	$676	$1,051